SMITH BARNEY INVESTMENT TRUST
                          10f-3 REPORT
              December 1, 1996 through May 31, 1997


                                                  % of
               Trade                    Par       Purchase  Fund
% of
Issuer              Date Selling Dealer Amount         Price
Assets    Issue

Puerto Rico Elec. Pwr. Auth.  5/9/97    Bear Stearns   1,000,000
$95.616        1.92%     0.35%
5.680% due 7/1/2027